Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
February 16, 2005	Nasdaq: UAPH

UAP HOLDING CORP. TO PRESENT

AT GOLDMAN SACHS AGRICULTURAL FORUM

GREELEY, Colo. – Feb. 16, 2005 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced that the Company will present at the Goldman Sachs Ninth Annual Agricultural Forum at 12 p.m. EST on Friday, February 25, 2005. Chief Executive Officer Kenny Cordell and Executive Vice President and Chief Financial Officer David Bullock will make the presentation. The conference is being held at the Goldman Sachs Training Center in New York.

The UAP presentation and accompanying question and answer session will be broadcast over the Internet. Participants can access the webcast and a downloadable version of the presentation from the “Investor Information” link on the UAP home page, located at www.uap.com.

About the Company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 320 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

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CONTACTS:

UAP Holding Corp.	Pfeiffer High Investor Relations, Inc.
Dennis Roerty, Treasurer	Geoff High
970-356-4400	303-393-7044
geoff@pfeifferhigh.com